NOTE 11 - MATTERS SUBMITTED TO A SHAREHOLDER VOTE
 A special meeting of shareholders of the Fund was held on June 21, 2016, and the following matters were approved by the Hood River Small-Cap Growth Fund's shareholders:
       To elect four trustees to the Trust's Board of Trustees:
       Gaylord B. Lyman: 3,708,575 (For); 0 (Against); 19,266 (Abstain)
       James R. Schoenike: 2,172,985 (For); 0 (Against); 1,554,856 (Abstain)
       Scott Craven Jones: 3,721,476 (For); 0 (Against); 6,365 (Abstain)
       Lawrence T. Greenberg: 3,721,476 (For); 0 (Against); 6,365 (Abstain)
 A special meeting of shareholders of the Fund was held on June 21, 2016, and the following matters were approved by the Mar Vista Strategic Growth Fund's shareholders:
       To elect four trustees to the Trust's Board of Trustees:
       Gaylord B. Lyman: 1,282,087 (For); 0 (Against); 52,993 (Abstain)
       James R. Schoenike: 1,287,779 (For); 0 (Against); 47,301 (Abstain)
       Scott Craven Jones: 1,327,258 (For); 0 (Against); 7,822 (Abstain)
       Lawrence T. Greenberg: 1,327,258 (For); 0 (Against); 7,822 (Abstain)